Exhibit 10.219

INTERCREDITOR AGREEMENT

by and between

WACHOVIA BANK, NATIONAL ASSOCIATION

as Senior Lender

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Mezzanine Lender

Dated as of August 1, 2007

Premises:	Summerhill Villas Apartments
Bayshore Club Apartments
Las Vegas, Nevada

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”), dated as of August 1, 2007 by and between WACHOVIA BANK, NATIONAL ASSOCIATION, having an address at Wachovia Bank, National Association, Commercial Real Estate Services, 8739 Research Drive URP 4, NC 1075, Charlotte, North Carolina 28262 (“Senior Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, having an address at Wachovia Bank, National Association, Commercial Real Estate Services, 8739 Research Drive URP 4, NC 1075, Charlotte, North Carolina 28262 (“Mezzanine Lender”).

RECITALS

WHEREAS, Senior Lender has made a loan to VRP Bayshore Club, LLC (“Bayshore Borrower”) and VRP Summerhill Villas, LLC (“Summerhill Borrower”; together with Bayshore Borrower, individually and collectively, “Borrower”) in the original principal amount of $50,000,000.00 (the “Senior Loan”), which Senior Loan is evidenced by a certain Promissory Note, dated as of August 1, 2007 (the “Closing Date”), made by Borrower in favor of Senior Lender in the amount of the Senior Loan (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Senior Note”), and secured by, among other things, certain Deeds of Trust, Assignments of Leases and Rents and Security Agreements, each dated as of the Closing Date, made by Borrower in favor of Senior Lender (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, individually and collectively, the “Senior Mortgage”), which Senior Mortgage encumbers real property described on Exhibit A attached hereto and made a part hereof, and all improvements thereon and appurtenances thereto (individually and collectively, the “Premises”);

WHEREAS, Senior Mezzanine Lender is the owner and holder of a loan to VRP Bayshore Club Holdings, LLC (“Bayshore Mezzanine Borrower”) and VRP Summerhill Villas Holdings, LLC (“Summerhill Mezzanine Borrower”; together with Bayshore Mezzanine Borrower, individually and collectively, “Mezzanine Borrower”) in the original principal amount of $15,000,000.00 (the “Mezzanine Loan”), which Mezzanine Loan is evidenced by a certain Promissory Note, dated as of the Closing Date, made by Mezzanine Borrower in favor of Mezzanine Lender in the amount of the Mezzanine Loan (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Mezzanine Note”), and secured by, among other things, a Loan and Security Agreement, dated as of the Closing Date, between Mezzanine Borrower and Mezzanine Lender pursuant to which Mezzanine Lender is granted a first priority security interest in all of Mezzanine Borrower’s direct or indirect ownership interests in Borrower (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Pledge Agreement”); and

WHEREAS, Senior Lender and Mezzanine Lender desire to enter into this Agreement to provide for the relative priority of the Senior Loan Documents (as such term is hereinafter defined) and the Mezzanine Loan Documents (as such term is hereinafter defined) on the terms and conditions hereinbelow set forth, and to evidence certain agreements with respect to the relationship between the Mezzanine Loan and the Mezzanine Loan Documents, on the one hand, and the Senior Loan and the Senior Loan Documents, on the other hand.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Senior Lender and Mezzanine Lender hereby agree as follows:

Section 1. Certain Definitions; Rules of Construction.

(a) As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” means, as to any particular Person, any Person directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with the Person or Persons in question.

“Agreement” means this Agreement, as the same may be amended, modified and in effect from time to time, pursuant to the terms hereof.

“Approved Servicer” has the meaning provided in the definition of the term “Qualified Transferee.”

“Award” has the meaning provided in Section 9(d) hereof.

“Borrower” has the meaning provided in the Recitals hereto.

“Borrower Group” has the meaning provided in Section 10(c) hereof.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions in the State of New York or the State of North Carolina are authorized or obligated by law or executive order to be closed, or (c) at any time during which the Senior Loan is an asset of a Securitization, a day on which banking institutions are authorized or obligated by law or executive order to be closed in the cities, states and/or commonwealths used in the comparable definition of “Business Day” in the Securitization documents.

“CDO” has the meaning provided in the definition of the term “Qualified Transferee.”

“CDO Asset Manager” with respect to any Securitization Vehicle which is a CDO, shall mean the entity which is responsible for managing or administering the Mezzanine Loan as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the Mezzanine Loan).

“Certificates” means any securities (including all classes thereof) representing beneficial ownership interests in the Senior Loan (or in any one or more participation interests therein) or in a pool of mortgage loans including the Senior Loan (or in any one or more participation interests therein) issued in connection with a Securitization of the Senior Loan (or in any one or more participation interests therein).

“Continuing Senior Loan Event of Default” means an Event of Default under the Senior Loan which has not been cured for which (i) Senior Lender has provided notice of such Event of Default to Mezzanine Lender in accordance with Section 11(a) hereof and (ii) the cure period provided to Mezzanine Lender in Section 11(a) hereof has expired.

“Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “Controlling” and “under common Control with” shall have the respective correlative meaning thereto. For purposes of this definition, if more than one Qualified Transferee collectively owns (directly or indirectly), more than fifty percent (50%) of the beneficial ownership interests of an entity and one or more of the Qualified Transferees possess the power to direct or cause the direction of the management or policies of the entity, whether through the ability to exercise voting power, by contract or otherwise, even though each such Qualified Transferee individually owns less than fifty percent (50%) of such beneficial interests, such entity shall be deemed to be “Controlled” by a Qualified Transferee.

“Directing Mezzanine Lender” has the meaning provided in Section 4(c) hereof.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholders’ equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans (including mezzanine loans) or operating commercial properties.

“Enforcement Action” means any (i) judicial or non-judicial foreclosure proceeding, the exercise of any power of sale, the taking of a deed or assignment in lieu of foreclosure, the obtaining of a receiver or the taking of any other enforcement action against the Premises or Borrower, including, without limitation, the taking of possession or control of the Premises, (ii) acceleration of, or demand or action taken in order to collect, all or any indebtedness secured by the Premises (other than giving of notices of default and statements of overdue amounts) or (iii) exercise of any right or remedy available to Senior Lender under the Senior Loan Documents, at law, in equity or otherwise with respect to Borrower and/or the Premises.

“Equity Collateral” means the direct or indirect equity interests of Borrower pledged pursuant to the Pledge Agreement.

“Equity Collateral Enforcement Action” means any action or proceeding or other exercise of Mezzanine Lender’s rights and remedies commenced by Mezzanine Lender at law or in equity, or otherwise, in order to realize upon the Equity Collateral, in whole or in part, or any transaction, whether in the nature of a transfer in lieu of foreclosure or otherwise, in order to acquire the Equity Collateral, in whole or in part.

“Event of Default” means (i) with respect to the Senior Loan and the Senior Loan Documents, any Event of Default thereunder which has occurred and is continuing (i.e., has not been cured by Borrower or by Mezzanine Lender in accordance with the terms of this Agreement or waived by Senior Lender) and (ii) with respect to the Mezzanine Loan and the Mezzanine Loan Documents, any Event of Default thereunder which has occurred and is continuing (i.e., has not been cured by Mezzanine Borrower or waived by Mezzanine Lender).

“Intervening Trust Vehicle” with respect to any Securitization Vehicle which is a CDO, shall mean a trust vehicle or entity which holds the Mezzanine Loan as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Loan Pledgee” has the meaning provided in Section 15 hereof.

“Loan Purchase Price” has the meaning provided in Section 13(a) hereof.

“Mezzanine Borrower” has the meaning provided in the Recitals hereto.

“Mezzanine Lender” has the meaning provided in the first paragraph of this Agreement.

“Mezzanine Loan” has the meaning provided in the Recitals hereto.

“Mezzanine Loan Cash Management Agreement” means any cash management agreement executed in connection with, or the cash management provisions of, the Mezzanine Loan Documents as the same may be modified, amended, extended, supplemented, restated or replaced from time to time, subject to the limitations and agreements contained in this Agreement.

“Mezzanine Loan Documents” means the Mezzanine Note and the Pledge Agreement, together with all documents and instruments set forth on Exhibit C hereto, as any of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time, subject to the limitations and agreements contained in this Agreement.

“Mezzanine Loan Modification” has the meaning provided in Section 7(b) hereof.

“Mezzanine Note” has the meaning provided in the Recitals hereto.

“Monetary Cure Period” has the meaning provided in Section 11(a) hereof.

“Permitted Fund Manager” means any Person or any Affiliate of such Person that on the date of determination is (i) one of the entities listed on Exhibit D or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a bankruptcy or insolvency proceeding.

“Person” means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

“Pledge” has the meaning provided in Section 15 hereof.

“Pledge Agreement” has the meaning provided in the Recitals hereto.

“Premises” has the meaning provided in the Recitals hereto.

“Proceeding” has the meaning provided in Section 10(c) hereof.

“Protective Advances” means all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), maintenance costs, insurance premiums or other items (including capital items) and operating expenses incurred in the ordinary course, reasonably necessary to protect the Premises or the Separate Collateral, respectively, from forfeiture, casualty, loss or waste, including, with respect to the Mezzanine Loan, amounts advanced by Mezzanine Lender pursuant to Section 11 hereof.

“Purchase Option Notice” has the meaning provided in Section 13(a) hereof.

“Qualified Manager” means a property manager of the Premises which (i) is a reputable management company having at least five (5) years’ experience in the management of commercial properties with similar uses as the Premises and in the jurisdiction in which the Premises are located, (ii) has, for at least five (5) years prior to its engagement as property manager, managed at least (5) properties of the same property type as the Premises, (iii) at the time of its engagement as property manager manages leasable square footage of the same property type as the Premises equal to five (5) times the number of units and (iv) is not the subject of a bankruptcy or similar insolvency proceeding.

“Qualified Transferee” means (i) the initial Mezzanine Lender named herein or any Affiliate of such Person, or (ii) one or more of the following:

(A) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C) an institution substantially similar to any of the foregoing entities described in clauses (ii)(A) or (ii)(B) that satisfies the Eligibility Requirements;

(D) any entity Controlling, Controlled by or under common Control with one or more of any of the entities described in clause (i) or clauses (ii)(A), (ii)(B) or (ii)(C) above;

(E) a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy-remote entity which contemporaneously pledges its interest in the Mezzanine Loan to a Qualified Trustee) in connection with (1) a securitization of, (2) the creation of collateralized debt obligations (“CDO”) secured by, or (3) a financing through an “owner trust” of, the Mezzanine Loan (any of the foregoing, a “Securitization Vehicle”), provided that (x) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with a Securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of a Mezzanine Loan to such Securitization Vehicle); (y) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Mezzanine Loan in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (z) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a Qualified Trustee or a CDO Asset Manager which is a Qualified Transferee, are each a Qualified Transferee under clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(D) of this definition;

(F) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (B), (C) or (D) of this definition investing through a fund with committed capital of at least $250,000,000 acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition; provided, however, that so long as the organizational documents of the applicable investment fund, limited liability company, limited partnership or general partnership vest all managerial control in a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (B), (C) or (D) of this definition, then the other Persons owning equity interests in such investment vehicle shall not be required to satisfy the conditions set forth in clause (ii) of the definition of “Eligibility Requirements” relating to the nature of their business experience but shall nonetheless be required to satisfy the conditions set forth in clause (i) of the definition of “Eligibility Requirements;” or

(G) any Person which is a Qualified Transferee (pursuant to the foregoing clauses) but is acting in any agency capacity in connection with a lending syndicate, so long as at least fifty-one percent (51%) or more of the lenders in the lending syndicate (by then current loan balance) are Qualified Transferees (pursuant to the foregoing clauses).

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” means, prior to a Securitization, each of S&P, Moody’s Investors Service, Inc., and Fitch, Inc., or any other nationally-recognized statistical rating agency which has been designated by Senior Lender and, after a Securitization, shall mean any of the foregoing that have rated any of the Certificates.

“Rating Agency Confirmation” means each of the Rating Agencies shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding or the Senior Loan is not part of a Securitization, any action that would otherwise require a Rating Agency Confirmation shall require the consent of Senior Lender, which consent shall not be unreasonably withheld or delayed.

“Redirection Notice” has the meaning provided in Section 15 hereof.

“Required Special Servicer Rating” means (i) a rating of “CSS2” in the case of Fitch, (ii) on the S&P Select Servicer List as a U.S. Commercial Mortgage Special Servicer in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securitization” means the sale or securitization of the Senior Loan (or any portion thereof) in one or more transactions through the issuance of securities, which securities may be assigned ratings by the Rating Agencies.

“Securitization Vehicle” has the meaning provided in the definition of the term “Qualified Transferee.”

“Senior Lender” has the meaning provided in the first paragraph of this Agreement.

“Senior Loan” has the meaning provided in the Recitals hereto.

“Senior Loan Cash Management Agreement” means any cash management agreement or agreements executed in connection with, or cash management provisions of, the Senior Loan Documents as the same may be modified, amended, extended, supplemented, restated or replaced from time to time, subject to the limitations and agreements contained in this Agreement.

“Senior Loan Default Notice” has the meaning provided in Section 11(a) hereof.

“Senior Loan Documents” means the Senior Note and the Senior Mortgage, together with the instruments and documents set forth on Exhibit B hereto, as any of the foregoing may be modified, amended, extended, supplemented, restated or replaced from time to time, subject to the limitations and agreements contained in this Agreement.

“Senior Loan Liabilities” means, collectively, all of the indebtedness, liabilities and obligations of Borrower evidenced by the Senior Loan Documents and all amounts due or to become due pursuant to the Senior Loan Documents, including interest thereon and any other amounts payable in respect thereof or in connection therewith, including, without limitation, any late charges, default interest, prepayment fees or premiums, exit fees, advances and post-petition interest.

“Senior Loan Modification” has the meaning provided in Section 7(a) hereof.

“Senior Mortgage” has the meaning provided in the Recitals hereto.

“Senior Note” has the meaning provided in the Recitals hereto.

“Separate Collateral” means (i) the Equity Collateral, (ii) the accounts (and monies therein from time to time) established pursuant to the Mezzanine Loan Cash Management Agreement, and (iii) any other collateral (including guaranties) now or hereafter given as security for the Mezzanine Loan pursuant to the Mezzanine Loan Documents, in each case not directly constituting security for the Senior Loan.

“Third Party Agreement” has the meaning provided in Section 5(a) hereof.

“Third Party Obligor” has the meaning provided in Section 5(a) hereof.

“Transfer” means any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

(b) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) all capitalized terms defined in the Recitals to this Agreement shall have the meanings ascribed thereto whenever used in this Agreement and the terms defined in this Agreement have the meanings assigned to them in this Agreement, and the use of any gender herein shall be deemed to include the other genders;

(ii) terms not otherwise defined herein shall have the meaning assigned to them in the Senior Mortgage;

(iii) all references in this Agreement to designated Sections, subsections, Paragraphs, Articles, Exhibits, Schedules and other subdivisions or addenda without reference to a document are to the designated sections, subsections, paragraphs and articles and all other subdivisions of and exhibits, schedules and all other addenda to this Agreement, unless otherwise specified;

(iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall apply to Paragraphs and other subdivisions;

(v) the terms “includes” or “including” shall mean without limitation by reason of enumeration;

(vi) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vii) the words “to Mezzanine Lender’s knowledge” or “to the knowledge of Mezzanine Lender” (or words of similar meaning) shall mean to the actual knowledge of officers of Mezzanine Lender with direct oversight responsibility for the Mezzanine Loan without independent investigation or inquiry and without any imputation whatsoever; and

(viii) the words “to Senior Lender’s knowledge” or “to the knowledge of Senior Lender” (or words of similar meaning) shall mean to the actual knowledge of officers of Senior Lender with direct oversight responsibility for the Senior Loan without independent investigation or inquiry and without any imputation whatsoever.

Section 2. Approval of Loans and Loan Documents.

(a) Mezzanine Lender hereby acknowledges that (i) it has received and reviewed and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the making of the Senior Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Senior Loan Documents, (ii) the execution, delivery and performance of the Senior Loan Documents will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Mezzanine Loan Documents, (iii) Senior Lender is under no obligation or duty to, nor has Senior Lender represented that it will, see to the application of the proceeds of the Senior Loan by Borrower or any other Person to whom Senior Lender disburses such proceeds, and (iv) any application or use of the proceeds of the Senior Loan for purposes other than those provided in the Senior Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Senior Loan Documents.

(b) Senior Lender hereby acknowledges that (i) it has received and reviewed, and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the making of the Mezzanine Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Mezzanine Loan Documents, (ii) the execution, delivery and performance of the Mezzanine Loan Documents will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Senior Loan Documents, (iii) Mezzanine Lender is under no obligation or duty to, nor has Mezzanine Lender represented that it will, see to the application of the proceeds of the Mezzanine Loan by Mezzanine Borrower or any other Person to whom Mezzanine Lender disburses such proceeds and (iv) any application or use of the proceeds of the Mezzanine Loan for purposes other than those provided in the Mezzanine Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Mezzanine Loan Documents. Senior Lender hereby consents to Mezzanine Lender obtaining title to the Separate Collateral pledged to Mezzanine Lender subject to, with respect to the portion of the Separate Collateral constituting Equity Collateral, the provisions of Section 5 hereof. Senior Lender hereby acknowledges and agrees that any conditions precedent to Senior Lender’s consent to mezzanine financing as set forth in the Senior Loan Documents or any other agreements with Borrower, as they apply to the Mezzanine Loan Documents or the making of the Mezzanine Loan, have been either satisfied or waived.

(c) Notwithstanding any provisions herein to the contrary, Senior Lender agrees that no default or Event of Default under the Mezzanine Loan Documents shall, in and of itself, constitute or give rise to a default or Event of Default under the Senior Loan Documents, entitle Senior Lender to accelerate payments under the Senior Loan Documents or entitle Senior Lender to modify any provisions of the Senior Loan Documents; provided, however, the circumstances giving rise to a default or Event of Default under the Mezzanine Loan Documents may give rise to a default or Event of Default under the Senior Loan Documents.

Section 3. Representations and Warranties.

(a) Mezzanine Lender hereby represents and warrants as follows:

(i) Exhibit C attached hereto and made a part hereof is a true, correct and complete listing of all of the Mezzanine Loan Documents as of the date hereof. To Mezzanine Lender’s knowledge, there currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Mezzanine Loan Documents.

(ii) Mezzanine Lender is the legal and beneficial owner of the entire Mezzanine Loan free and clear of any lien, security interest, option or other charge or encumbrance, other than any lien or security interest granted to any Loan Pledgee as contemplated by the provisions of Section 15 hereof.

(iii) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(iv) Mezzanine Lender has, independently and without reliance upon Senior Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

(v) Mezzanine Lender is duly organized and is validly existing under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(vi) All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Mezzanine Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vii) Mezzanine Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Mezzanine Lender enforceable against Mezzanine Lender in accordance with its terms subject to (x) applicable bankruptcy, reorganization, insolvency and moratorium laws, and (y) general principles of equity which may apply regardless of whether a proceeding is brought at law or in equity.

(viii) To Mezzanine Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Mezzanine Lender of this Agreement or consummation by Mezzanine Lender of the transactions contemplated by this Agreement.

(ix) None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (v) violate or conflict with any provision of the organizational or governing documents of Mezzanine Lender, (w) to Mezzanine Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Mezzanine Lender is a party or to which any of its properties are subject, (x) to Mezzanine Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Mezzanine Lender pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise, or other instrument (provided, however, that Mezzanine Lender and any participant in the Mezzanine Loan shall have the right to grant a lien, charge, encumbrance, claim or security interest in the Mezzanine Loan or any portion thereof to a Loan Pledgee as contemplated by the provisions of Section 15 hereof), (y) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Mezzanine Lender has knowledge against, or binding upon, Mezzanine Lender or upon any of the securities, properties, assets, or business of Mezzanine Lender or (z) to Mezzanine Lender’s knowledge, constitute a violation by Mezzanine Lender of any statute, law or regulation that is applicable to Mezzanine Lender.

(x) The Mezzanine Loan is not cross-defaulted with any loan other than the Senior Loan. The Premises do not secure any loan from Mezzanine Lender to Mezzanine Borrower or any other Affiliate of Borrower.

(b) Senior Lender hereby represents and warrants as follows:

(i) Exhibit B attached hereto and made a part hereof is a true, correct and complete listing of all of the Senior Loan Documents as of the date hereof and there are no other documents evidencing or securing the Senior Loan. Senior Lender has delivered to Mezzanine Lender true, correct and complete copies of the Senior Loan Documents. To Senior Lender’s knowledge, there currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Senior Loan Documents.

(ii) Senior Lender is the legal and beneficial owner of the Senior Loan free and clear of any lien, security interest, option or other charge or encumbrance other than the rights of any participants in the Senior Loan.

(iii) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(iv) Senior Lender has, independently and without reliance upon Mezzanine Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

(v) Senior Lender is duly organized and is validly existing under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(vi) All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Senior Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vii) Senior Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Senior Lender enforceable against Senior Lender in accordance with its terms subject to (x) applicable bankruptcy, reorganization, insolvency and moratorium laws and (y) general principles of equity which may apply regardless of whether a proceeding is brought at law or in equity.

(viii) To Senior Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Senior Lender of this Agreement or consummation by Senior Lender of the transactions contemplated by this Agreement.

(ix) None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (v) violate or conflict with any provision of the organizational or governing documents of Senior Lender, (w) to Senior Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Senior Lender is a party or to which any of its properties are subject, (x) to Senior Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Senior Lender pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument, (y) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Senior Lender has knowledge against, or binding upon, Senior Lender or upon any of the securities, properties, assets, or business of Senior Lender or (z) to Senior Lender’s knowledge, constitute a violation by Senior Lender of any statute, law or regulation that is applicable to Senior Lender.

(x) The Senior Loan is not cross-defaulted with any other loan. The Premises do not secure any loan (other than the Senior Loan) from Senior Lender to Borrower, Mezzanine Borrower or any other Affiliate of Borrower.

Section 4. Transfer of Mezzanine Loan or Senior Loan.

(a) Except as otherwise permitted in Section 15 hereof, Mezzanine Lender shall not Transfer more than 49% of its beneficial interest in the Mezzanine Loan unless (i) if such Transfer occurs prior to a Securitization, Senior Lender has consented in writing to such Transfer, which consent may be withheld in Senior Lender’s sole and absolute discretion or (ii) if such Transfer occurs after a Securitization, (x) a Rating Agency Confirmation has been given with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes of this Agreement, or (y) such Transfer is to a Qualified Transferee. Any such transferee (other than a participant) must assume in writing the obligations of Mezzanine Lender hereunder and agree to be bound by the terms and provisions hereof. Such proposed transferee (other than a participant) shall also remake each of the representations and warranties contained herein for the benefit of Senior Lender.

(b) At least five (5) days prior to a Transfer of more than 49% of its beneficial interest in the Mezzanine Loan to a Qualified Transferee, Mezzanine Lender shall provide to Senior Lender and, if any Certificates are outstanding, to the Rating Agencies, a certification that such transfer will be made in accordance with this Section 4, such certification to include the name and contact information of the Qualified Transferee.

(c) If more than one Person shall hold a direct interest in the Mezzanine Loan (or if Mezzanine Lender has sold one (1) or more participation interests in the Mezzanine Loan), the holder(s) of more than 50% of the principal amount of the Mezzanine Loan (or, in the case of a sale of one (1) or more participation interests, the owner(s) of the beneficial interest of the Mezzanine Loan Document(s) shall designate by written notice to Senior Lender one of such Persons (the “Directing Mezzanine Lender”) to act on behalf of all such Persons holding an interest in the Mezzanine Loan (or the beneficial owners of the principal amount of the Mezzanine Loan set forth in the applicable participation agreement(s). The Directing Mezzanine Lender shall have the sole right to receive any notices which are required to be given or which may be given under the Mezzanine Loan pursuant to this Agreement and to exercise the rights and power given to Mezzanine Lender hereunder, including any approval rights of Mezzanine Lender; provided, that until the Directing Mezzanine Lender has been so designated, the last Person known to Senior Lender to hold more than a 50% direct interest in the Mezzanine Loan (or if none of the Persons holding a direct interest own more than 50%, then the last Person known to the Senior Lender to hold a plurality of such interests) shall be deemed to be the Directing Mezzanine Lender. Once the Directing Mezzanine Lender has been designated hereunder, Senior Lender shall be entitled to rely on such designation until it has received written notice from the holder(s) of more than 50% (or if none of the Persons holding a direct interest own more than 50%, then the Person holding a plurality of such interests) of the principal amount of the Mezzanine Loan of the designation of a different Person to act as the Directing Mezzanine Lender.

(d) Mezzanine Lender acknowledges that any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge customary fees in connection with any such action.

(e) Subject to Section 22 hereof, Senior Lender may, from time to time, in its sole discretion Transfer all or any of the Senior Loan or any interest therein provided that the terms and provisions of this Agreement shall be binding on Senior Lender’s successors and assigns, and, notwithstanding any such Transfer or subsequent Transfer, the Senior Loan and the Senior Loan Documents shall be and remain a senior obligation in the respects set forth in this Agreement to the Mezzanine Loan and the Mezzanine Loan Documents in accordance with the terms and provisions of this Agreement. Senior Lender will give Mezzanine Lender prompt notice of any Transfer of more than 49% of its beneficial interest in the Senior Loan.

(f) Notwithstanding anything contained in this Agreement, Mezzanine Lender agrees that it shall in no event Transfer any portion of the Mezzanine Loan or any interest therein to Borrower or any Person which is an Affiliate of Borrower and any such Transfer shall be void ab initio.

Section 5. Foreclosure of Separate Collateral.

(a) Mezzanine Lender shall not complete a foreclosure or other realization upon the Equity Collateral (including, without limitation, obtaining title to the Equity Collateral or selling or otherwise transferring the Equity Collateral) without a Rating Agency Confirmation unless (i) the transfer of title to the Equity Collateral will be to a Qualified Transferee and (ii) the Premises will be managed by a Qualified Manager promptly after the transfer of title to the

Equity Collateral. If not in place prior to the transfer of title to the Equity Collateral, hard cash management and adequate reserves for taxes, insurance, debt service, ground rents, capital repair and improvement expenses, tenant improvement expenses and leasing commissions and operating expenses will be implemented under the Senior Loan promptly after the transfer of title to the Equity Collateral; provided, that the implementation of such hard cash management and reserves would not cause a “significant modification” of the Senior Loan, as such term is defined in Treasury Regulations Section 1.860G-2(b). Additionally, if a non-consolidation opinion was delivered in connection with the closing of the Senior Loan, the transferee of the Equity Collateral shall deliver a new non-consolidation opinion relating to the transferee acceptable to the Rating Agencies (if the Certificates are outstanding and rated by at least one Rating Agency or, if no rated Certificates are then outstanding, reasonably acceptable to Senior Lender) within ten (10) Business Days of the transfer of title to the Equity Collateral. Mezzanine Lender shall provide notice of the transfer and an officer’s certificate from an officer of Mezzanine Lender certifying that all conditions set forth in this Section 5(a) have been satisfied to Senior Lender and the Rating Agencies upon consummation of any transfer of the Equity Collateral pursuant to this Section 5(a). Senior Lender may request reasonable evidence that the foregoing requirements have been satisfied. In the event of any transfer, such transferee or an Affiliate thereof reasonably satisfactory to Senior Lender (a “Substitute Obligor”) shall: (A) execute and deliver to Senior Lender a guaranty, indemnity, pledge agreement or other agreement which provides for the obligations of such Substitute Obligor (each, a “Substitute Obligor Agreement”), in each case, in a form substantially similar to the obligations of the guarantor, indemnitor, pledgor or other obligor (the “Initial Obligor”) under the guaranty, indemnity, pledge agreement or other agreement (the “Initial Obligor Agreement”) that it is replacing, pursuant to which such Substitute Obligor shall undertake the obligations set forth therein which first arise after a transfer of the Equity Collateral, and (B) if there are Certificates then outstanding, deliver (or cause to be delivered) to Senior Lender and each Rating Agency, an opinion of counsel that the substitution of the Initial Obligor and the Obligor Agreement with a Substitute Obligor and a Substitute Obligor Agreement, would not cause a “significant modification” of the Senior Loan, as such term is defined in Treasury Regulations Section 1.860G-2(b).

(b) Nothing contained herein shall limit or restrict the right of Mezzanine Lender to exercise its rights and remedies, at law or in equity, or otherwise, in order to realize on any Separate Collateral that is not Equity Collateral.

(c) In the event Mezzanine Lender or any purchaser at a UCC sale obtains title to the Separate Collateral, Senior Lender hereby acknowledges and agrees that any transfer or assumption fee in the Senior Loan Documents shall be waived as a condition to such Transfer and any such Transfer shall not constitute a breach or default under the Senior Loan Documents, provided the conditions in Section 5(a) hereof are met. Senior Lender also acknowledges and agrees that it will not impose any unreasonable fees or delays in connection with such Transfer.

(d) Nothing contained in this Section 5 is intended (i) to limit any Loan Pledgee’s right under its financing documents with a Mezzanine Lender to foreclose against such Mezzanine Lender, provided that such Loan Pledgee complies with the applicable provisions of Section 15 hereof, or (ii) if any such Loan Pledgee has foreclosed under its financing documents as aforesaid, to limit such Loan Pledgee’s right to foreclose against the applicable Mezzanine Borrower’s interest in the Separate Collateral, provided that such Loan Pledgee complies with the applicable provisions of Section 15 and this Section 5.

Section 6. Notice of Rating Confirmation. Mezzanine Lender promptly shall notify Senior Lender of any intended action relating to the Mezzanine Loan which would require Rating Agency Confirmation pursuant to this Agreement and shall cooperate with Senior Lender in obtaining such confirmation. Senior Lender promptly shall notify Mezzanine Lender of any intended action relating to the Senior Loan which would require Rating Agency Confirmation pursuant to this Agreement and shall cooperate with Mezzanine Lender in obtaining such confirmation. Mezzanine Lender shall pay all fees and expenses of the Rating Agencies in connection with any request for any Rating Agency Confirmation arising from any action or requested or attempted action by Mezzanine Lender pursuant to this Agreement where such request is necessitated by an action taken by Mezzanine Lender. Wherever any provisions of this Agreement require Mezzanine Lender to obtain the consent of the Rating Agencies to a particular matter or a Rating Agency Confirmation, if at the time in question no Certificates are outstanding, then, except as set forth in the provision to this sentence, such provision shall be deemed to require only that Mezzanine Lender obtain the prior written approval of Senior Lender to the matter in question, which approval shall not be unreasonably withheld, conditioned, or delayed.

Section 7. Modifications, Amendments, Etc.

(a) Senior Lender shall have the right without the consent of Mezzanine Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Senior Loan Modification”) of the Senior Loan or the Senior Loan Documents provided that no such Senior Loan Modification shall (i) increase the interest rate or principal amount of the Senior Loan except for, subject to Senior Lender’s compliance with the terms of Section 11 hereof, increases in principal to cover work-out costs (including closing costs in connection therewith) and Protective Advances made by Senior Lender, (ii) increase in any other material respect any monetary obligations of Borrower under the Senior Loan Documents, (iii) extend or shorten the scheduled maturity date of the Senior Loan (other than by acceleration), (iv) convert or exchange the Senior Loan into or for any other indebtedness or subordinate any of the Senior Loan to any other indebtedness of Borrower, (v) amend or modify the provisions of the Senior Loan Documents limiting transfers of, direct or indirect interests in Borrower or the Premises, (vi) modify or amend the terms and provisions of the Senior Loan Cash Management Agreement with respect to the amount, manner, timing and method of the application of or order of priority of payments under the Senior Loan Documents, (vii) cross default the Senior Loan with any other indebtedness, (viii) obtain any direct or indirect equity interest in Borrower or Mezzanine Borrower or provide for any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Premises (or other similar equity participation), (ix)(A) extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or (B) impose any prepayment fee or premium, exit fee or yield maintenance charge in connection with a prepayment of the Senior Loan when none is now required or after the current maturity date of the Senior Loan or increase the amount of any such prepayment fee, premium, exit fee or yield maintenance charge, (x) modify any of the provisions of Article V or of the definition section of the Senior Mortgage relating to cash management and reserves and the amounts to be deposited into such accounts; (xi) spread the lien of the Senior Mortgage to encumber additional real property unless expressly provided for in the Mortgage Loan Documents; (xii) modify any default provisions or the definition of Event of Default or shorten any cure periods under the Senior Loan Documents; or (xiii) modify any provision of the Senior Loan Documents with respect to the payment of proceeds of any casualty or condemnation under a power of eminent domain of the Premises or any portion thereof; provided, however, in no event shall Senior Lender be obligated to obtain Mezzanine Lender’s consent to a Senior Loan Modification in the case of a work-out or other surrender, compromise, release, renewal, or indulgence relating to the Senior Loan during the existence of a Continuing Senior Loan Event of Default, except that (A) under no conditions shall the matters addressed in clause (i) (with respect to increase principal amount only), or clause (x) be modified without the written consent of Mezzanine Lender and (B) if Mezzanine Lender has cured or is in the process of curing (within the time period permitted for cure in Section 11 and in all events, subject to the terms and conditions of Section 11) any Senior Loan Event of Default that Mezzanine Lender is capable of curing and with respect to non-monetary Senior Loan Events of Default that Mezzanine Lender is not capable of curing, if such non-monetary Senior Loan Events of Default will not materially adversely affect the value, use or operation of the Premises or the priority of Senior Lender’s lien thereon (as determined by Senior Lender in its reasonable discretion) or the cash flow from the Premises (as determined by Senior Lender in its reasonable discretion) and if Mezzanine Lender is diligently and expeditiously pursuing its remedies to acquire the Equity Collateral pursuant to the Mezzanine Loan Documents, Senior Lender will not take any of the actions set forth in clauses (i) through (xiii) above without the written consent of Mezzanine Lender, not to be unreasonably withheld, delayed or conditioned. In addition and notwithstanding the foregoing provisions of this Section 7(a), the funding of any amounts by Senior Lender under the Senior Loan Documents and in accordance with this Agreement as a result of (A) the making of any Protective Advances or other advances by Senior Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 7(a).

(b) Mezzanine Lender shall have the right without the consent of Senior Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Mezzanine Loan Modification”) of the Mezzanine Loan or the Mezzanine Loan Documents provided that no such Mezzanine Loan Modification shall (i) increase the interest rate or principal amount of the Mezzanine Loan except for, subject to Mezzanine Lender’s compliance with the terms of Section 11 hereof, increases in principal to cover work-out costs (including costs in connection therewith) and Protective Advances made by Mezzanine Lender, (ii) increase in any other material respect any monetary obligations of Mezzanine Borrower under the Mezzanine Loan Documents, (iii) extend or shorten the scheduled maturity date of the Mezzanine Loan (other than by acceleration upon an Event of Default under the Mezzanine Loan Documents, except that Mezzanine Lender may permit Mezzanine Borrower to exercise any extension options in accordance with the terms and provisions of the Mezzanine Loan Documents), (iv) convert or exchange the Mezzanine Loan into or for any other indebtedness or subordinate any of the Mezzanine Loan to any indebtedness of Mezzanine Borrower, (v) provide for any additional contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Premises or (vi) cross default the Mezzanine Loan with any indebtedness other than the Senior Loan. Notwithstanding anything to the contrary contained herein, if an Event of Default exists under the Mezzanine Loan Documents, Mezzanine Lender shall be permitted to modify or amend the Mezzanine Loan Documents in connection with a work-out or other surrender, compromise, release, renewal or modification of the Mezzanine Loan, provided that any modification or amendment of the type described in clause (i) (with respect to increases in the principal amount only), clause (ii), clause (iii) (with respect to shortening the maturity only), clause (iv) or clause (v) shall not be permitted without the prior written consent of Senior Lender unless, with respect to clause (i), clause (ii) or clause (v), any additional payments, monetary obligations or interest shall not be payable until the Senior Loan has been paid in full. In addition and notwithstanding the foregoing provisions of this Section 7(b), the following shall not be deemed to contravene this Section 7(b): (w) the funding of any amounts by Mezzanine Lender under the Mezzanine Loan Documents as a result of (A) the making of any Protective Advances or other advances by Mezzanine Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), (x) increases to the interest rate and/or principal payments set forth in the Mezzanine Loan Documents over and above that set forth in the Mezzanine Loan Documents on the date hereof which are agreed to by Mezzanine Borrower in connection with a work-out or other surrender, compromise, release, renewal or modification of the Mezzanine Loan following the occurrence of an Event of Default thereunder, provided any such increased interest or principal payments are not due and payable until such time as the Senior Loan is paid in full, and provided no Continuing Senior Loan Event of Default exists, Mezzanine Lender shall be permitted to retain excess net cash flow that would otherwise be payable to Borrower or Mezzanine Borrower and to apply same to reduce the outstanding principal balance of the Mezzanine Loan or to pay deferred interest under the Mezzanine Loan, (y) the granting of any other collateral (including guaranties) given as security for the Mezzanine Loan which does not directly constitute security for the Senior Loan, or (z) modifications to any guaranty of either Mezzanine Loan in connection with a work-out of the Mezzanine Loan following an Event of Default thereunder shall not be deemed to contravene this Section 7(b).

(c) Senior Lender shall deliver to Mezzanine Lender copies of any and all modifications, amendments, extensions, consolidations, spreaders, restatements, alterations, changes or revisions to any one or more of the Senior Loan Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Senior Lender) within a reasonable time after any of such applicable instruments have been executed by Senior Lender.

(d) Mezzanine Lender shall deliver to Senior Lender copies of any and all modifications, amendments, extensions, consolidations, restatements, alterations, changes or revisions to any one or more of the Mezzanine Loan Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Mezzanine Lender) within a reasonable time after any of such applicable instruments have been executed by Mezzanine Lender.

(e) Mezzanine Lender shall consent to the amendment or modification of Mezzanine Borrower’s or Borrower’s organizational documents upon reasonable request by Senior Lender in order to satisfy requests made by the Rating Agencies rating any Certificates, provided that such amendment or modification does not have a material adverse effect on the Mezzanine Loan, or the perfection, lien or priority of the Mezzanine Loan Documents, and the costs and expenses thereof are not payable by Mezzanine Lender.

Section 8. Subordination of Mezzanine Loan and Mezzanine Loan Documents.

(a) Subject to Section 8(c) below, Mezzanine Lender hereby subordinates and makes junior the Mezzanine Loan, the Mezzanine Loan Documents and the liens and security interests created thereby, and all rights, remedies, terms and covenants contained therein to (i) the Senior Loan, (ii) the liens and security interests created by the Senior Loan Documents and (iii) all of the terms, covenants, conditions, rights and remedies contained in the Senior Loan Documents, and no amendments or modifications to the Senior Loan Documents or waivers of any provisions thereof shall affect the subordination thereof as set forth in this Section 8(a), provided that the Mezzanine Loan shall not be subordinated with respect to Senior Loan Modifications prohibited by the terms of Section 7(a) hereof which have not been consented to by Mezzanine Lender. Mezzanine Lender hereby acknowledges and agrees that the Mezzanine Loan is not secured by a lien on the Premises or any of the other collateral securing the Senior Loan or any other assets of Borrower.

(b) Except with respect to the Separate Collateral, every document and instrument included within the Mezzanine Loan Documents shall be subject and subordinate to each and every document and instrument included within the Senior Loan Documents and all extensions, modifications, consolidations, supplements, amendments, replacements and restatements of and/or to the Senior Loan Documents, to the extent such extensions, modifications, consolidations, supplements, amendments, replacements and restatements are not prohibited by the terms hereof.

(c) This Agreement shall not be construed as subordinating and shall not subordinate or impair Mezzanine Lender’s first lien priority right, estate and interest in and to the Separate Collateral and Senior Lender hereby acknowledges and agrees that Senior Lender does not have and shall not hereafter acquire, any lien on, or any other interest whatsoever in, the Separate Collateral, or any part thereof, and that the exercise of remedies and realization upon the Separate Collateral by Mezzanine Lender or a Loan Pledgee in accordance with the terms and provisions of this Agreement shall not in and of itself constitute a default or an Event of Default under the Senior Loan Documents.

Section 9. Payment Subordination.

(a) Subject to Section 9(b) hereof, except (i) as otherwise expressly provided in this Agreement and (ii) in connection with the exercise by Mezzanine Lender of its rights and remedies with respect to the Separate Collateral in accordance with the terms of this Agreement, all of Mezzanine Lender’s rights to payment of the Mezzanine Loan and the obligations evidenced by the Mezzanine Loan Documents are hereby subordinated to all of Senior Lender’s rights to payment by Borrower of the Senior Loan and the obligations secured by the Senior Loan Documents, and Mezzanine Lender shall not accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from Borrower and/or from the Premises prior to the date that all obligations of Borrower to Senior Lender under the Senior Loan Documents are paid. If a Proceeding shall have occurred or a Continuing Senior Loan Event of Default shall exist, Senior Lender shall be entitled to receive payment and performance in full of all amounts due or to become due to Senior Lender before Mezzanine Lender is entitled to receive any payment on account of the Mezzanine Loan. All payments or distributions upon or with respect to the Mezzanine Loan which are received by Mezzanine Lender contrary to the provisions of this Agreement shall be received and held in trust by Mezzanine Lender for the benefit of Senior Lender and shall be paid over to Senior Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or performance of the Senior Loan in accordance with the terms of the Senior Loan Documents. Nothing contained herein shall prohibit Mezzanine Lender from making Protective Advances (and adding the amount thereof to the principal balance of the Mezzanine Loan) notwithstanding the existence of a default under the Senior Loan at such time.

(b) Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Section 9(a) hereof, provided that no Continuing Senior Loan Event of Default shall then exist, Mezzanine Lender may accept payments of any amounts (both current and delinquent) due and payable from time to time which Mezzanine Borrower is obligated to pay Mezzanine Lender in accordance with the terms and conditions of the Mezzanine Loan Documents and Mezzanine Lender shall have no obligation to pay over to Senior Lender any such amounts.

(c) Mezzanine Lender may take any Equity Collateral Enforcement Action which is permitted under Section 5 hereof; provided, however, that (i) Mezzanine Lender shall, prior to commencing any Equity Collateral Enforcement Action, give Senior Lender written notice of the default which would permit Mezzanine Lender to commence such Equity Collateral Enforcement Action and (ii) Mezzanine Lender shall provide Senior Lender with copies of any and all material notices, pleadings, agreements, motions and briefs served upon, delivered to or with any party to any Equity Collateral Enforcement Action and otherwise keep Senior Lender reasonably apprised as to the status of any Equity Collateral Enforcement Action.

(d) In the event of a casualty to the buildings or improvements constructed on any portion of the Premises or a condemnation or taking under a power of eminent domain of all or any portion of the Premises, Senior Lender shall have a first and prior interest in and to any payments, awards, proceeds, distributions, or consideration arising from any such event (the “Award”). If the amount of the Award is in excess of all amounts owed to Senior Lender under the Senior Loan Documents, however, and either the Senior Loan has been paid in full or Borrower is entitled to a remittance of same under the Senior Loan Documents other than to restore the Premises, such excess Award or portion to be so remitted to Borrower shall, to the extent not prohibited by the Senior Loan Documents, be paid to or at the direction of Mezzanine Lender, unless other Persons have claimed the right to such awards or proceeds, in which case Senior Lender shall only be required to provide notice to Mezzanine Lender of such excess Award and of any other claims thereto. In the event of any competing claims for any such excess Award, Senior Lender shall notify Mezzanine Lender thereof and shall continue to hold such excess Award until Senior Lender receives an agreement signed by all Persons making a claim to the excess Award or a final order of a court of competent jurisdiction directing Senior Lender as to how and to which Person(s) the excess Award is to be distributed. Notwithstanding the foregoing, in the event of a casualty or condemnation, Senior Lender shall release the Award from any such event to Borrower if and to the extent required by the terms and conditions of the Senior Loan Documents in order to repair and restore the Premises in accordance with the terms and provisions of the Senior Loan Documents. Any portion of the Award made available to Borrower for the repair or restoration of the Premises shall not be subject to attachment by Mezzanine Lender but this sentence is not intended to otherwise affect the lien, if any, that Mezzanine Lender may have upon such proceeds.

Section 10. Rights of Subrogation; Bankruptcy.

(a) Each of Mezzanine Lender and Senior Lender hereby waives any requirement for marshaling of assets thereby in connection with any foreclosure of any security interest or any other realization upon collateral in respect of the Senior Loan Documents or the Mezzanine Loan Documents, as applicable, or any exercise of any rights of set-off or otherwise. Each of Mezzanine Lender and Senior Lender assumes all responsibility for keeping itself informed as to the condition (financial or otherwise) of Borrower, Mezzanine Borrower, the condition of the Premises and all other collateral and other circumstances and, except for notices expressly required by this Agreement, neither Senior Lender nor Mezzanine Lender shall have any duty whatsoever to obtain, advise or deliver information or documents to the other relative to such condition, business, assets and/or operations. Mezzanine Lender agrees that Senior Lender owes no fiduciary duty to Mezzanine Lender in connection with the administration of the Senior Loan and the Senior Loan Documents and Mezzanine Lender agrees not to assert any such claim. Senior Lender agrees that Mezzanine Lender owes no fiduciary duty to Senior Lender in connection with the administration of the Mezzanine Loan and the Mezzanine Loan Documents and Senior Lender agrees not to assert any such claim.

(b) No payment or distribution to Senior Lender pursuant to the provisions of this Agreement and no Protective Advance by Mezzanine Lender shall entitle Mezzanine Lender to exercise any right of subrogation in respect thereof prior to the payment in full of the Senior Loan Liabilities, and Mezzanine Lender agrees that, except with respect to the enforcement of its remedies under the Mezzanine Loan Documents permitted hereunder, prior to the satisfaction of all Senior Loan Liabilities it shall not acquire, by subrogation or otherwise, any lien, estate, right or other interest in any portion of the Premises or any other collateral now securing the Senior Loan or the proceeds therefrom that is or may be prior to, or of equal priority to, any of the Senior Loan Documents or the liens, rights, estates and interests created thereby.

(c) Subject to Section 30 hereof, the provisions of this Agreement shall be applicable both before and after the commencement, whether voluntary or involuntary, of any case, proceeding or other action against Borrower under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors (a “Proceeding”). For as long as the Senior Loan shall remain outstanding and Mezzanine Lender is not an equity owner of Borrower or Mezzanine Borrower, Mezzanine Lender shall not, and shall not solicit any Person to, and shall not direct or cause Mezzanine Borrower to direct or cause either Borrower or any entity which Controls Borrower (the “Borrower Group”) to: (i) commence any Proceeding; (ii) institute proceedings to have Borrower adjudicated a bankrupt or insolvent; (iii) consent to, or acquiesce in, the institution of bankruptcy or insolvency proceedings against Borrower; (iv) file a petition or consent to the filing of a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief by or on behalf of Borrower; (v) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower, the Premises (or any portion thereof) or any other collateral securing the Senior Loan (or any portion thereof); (vi) make an assignment for the benefit of any creditor of Borrower; (vii) seek to consolidate the Premises or any other assets of Borrower with the assets of the Mezzanine Borrower or any member of the Borrower Group in any proceeding relating to bankruptcy, insolvency, reorganization or relief of debtors; or (viii) take any action in furtherance of any of the foregoing.

(d) If Mezzanine Lender is deemed to be a creditor of Borrower in any Proceeding (i) Mezzanine Lender hereby agrees that it shall not make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any Proceeding by or against Borrower without the prior consent of Senior Lender, except to the extent necessary to preserve or realize upon Mezzanine Lender’s interest in the Equity Collateral; provided, however, that any such filing shall not be as a creditor of Borrower, (ii) Senior Lender may vote in any such Proceeding any and all claims of Mezzanine Lender, and Mezzanine Lender hereby appoints Senior Lender as its agent, and grants to Senior Lender an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to Mezzanine Lender in connection with any case by or against Borrower in any Proceeding, including without limitation, the right to file and/or prosecute any claims, to vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code; provided, however, that with respect to any proposed plan of reorganization in respect of which creditors are voting, Senior Lender may vote on behalf of Mezzanine Lender only if the proposed plan would result in Senior Lender being “impaired” (as such term is defined in the United States Bankruptcy Code) and (iii) Mezzanine Lender shall not challenge the validity or amount of any claim submitted in such Proceeding by Senior Lender in good faith or any valuations of the Premises or other Senior Loan collateral submitted by Senior Lender in good faith, in such Proceeding or take any other action in such Proceeding, which is adverse to Senior Lender’s enforcement of its claim or receipt of adequate protection (as that term is defined in the Bankruptcy Code).

Section 11. Rights of Cure.

(a) Prior to Senior Lender commencing any Enforcement Action under the Senior Loan Documents, Senior Lender shall provide written notice of the default which would permit Senior Lender to commence such Enforcement Action to Mezzanine Lender and any Loan Pledgee entitled to notice thereof pursuant to Section 15 hereof, whether or not Senior Lender is obligated to give notice thereof to Borrower (each, a “Senior Loan Default Notice”) and shall permit Mezzanine Lender and any Loan Pledgee an opportunity to cure such default in accordance with the provisions of this Section 11(a). If the default is a monetary default relating to a liquidated sum of money, Mezzanine Lender and any Loan Pledgee shall have until five (5) Business Days after the later of (i) the giving by Senior Lender of the Senior Loan Default Notice and (ii) the expiration of Borrower’s cure period, if any, (a “Monetary Cure Period”) to cure such monetary default; provided, however, in the event it elects to cure any such monetary default, Mezzanine Lender shall, without duplication of the foregoing, reimburse Senior Lender for any interest charged by Senior Lender or any servicer of the Senior Loan on any required

(pursuant to any applicable pooling and servicing or similar agreement) advances for monthly payments of principal and/or interest on the Senior Loan and/or on any Protective Advances. Mezzanine Lender shall not be required, in order to effect a cure hereunder (other than the cure by Mezzanine Lender (or Loan Pledgee) of a default in the payment of the Senior Loan in full on the maturity date thereof or the reimbursement of interest on advances for monthly payment of principal and/or interest and/or on any Protective Advances, as aforesaid), to pay any interest calculated at the default rate under the Senior Loan Documents to the extent the same is in excess of the rate of interest which would have been payable by Borrower in the absence of such default (and irrespective of any cure of such default by Mezzanine Lender (or Loan Pledgee) pursuant to the provisions of this Agreement), and no interest shall accrue at the default rate as against Mezzanine Lender for such period. Mezzanine Lender shall not have the right to cure as hereinabove set forth with respect to monthly scheduled debt service payments on the Senior Loan for a period of more than six (6) consecutive months unless Mezzanine Lender has commenced within such six (6) month period and is continuing to diligently pursue its rights against the Equity Collateral, in which case Mezzanine Lender shall be entitled to continue curing such monetary defaults for so long as it continues to diligently pursue its rights against its Equity Collateral. If the default is of a non-monetary nature, Mezzanine Lender shall have the same period of time as Borrower under the Senior Loan Documents to cure such non-monetary default after the giving of the Senior Loan Default Notice and the expiration of Borrower’s cure period under the Senior Loan Documents; provided, however, if such non-monetary default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being continuously and diligently pursued by Mezzanine Lender, Mezzanine Lender shall be given an additional period of time as is reasonably necessary for Mezzanine Lender in the exercise of due diligence to cure such non-monetary default for so long as (i) Mezzanine Lender makes or causes to be made timely payment of Borrower’s regularly scheduled monthly principal and/or interest payments under the Senior Loan and any other amounts due under the Senior Loan Documents, (ii) such additional period of time does not exceed thirty (30) days, unless such non-monetary default is of a nature that can not be cured within such thirty (30) days, in which case, Mezzanine Lender shall have such additional time as is reasonably necessary to cure such non-monetary default, (iii) such default is not caused by a bankruptcy, insolvency or assignment for the benefit of creditors of Borrower and (iv) during such non-monetary cure period, there is no material impairment (as determined by Senior Lender in its reasonable discretion) to the value, use or operation of the Premises or Senior Lender’s lien thereon. Any additional cure period granted to Mezzanine Lender hereunder shall automatically terminate upon the bankruptcy (or similar insolvency) of Borrower.

(b) To the extent that any Qualified Transferee acquires the Equity Collateral in accordance with the provisions and conditions of this Agreement, such Qualified Transferee shall acquire the same subject to the Senior Loan and the terms, conditions and provisions of the Senior Loan Documents for the balance of the term thereof, which shall not be accelerated by Senior Lender solely due to such acquisition and shall remain in full force and effect; provided, however, that (i) such Qualified Transferee shall have caused the new Borrower to reaffirm in writing, subject to such exculpatory provisions as shall be set forth in the Senior Loan Documents, all of the terms, conditions and provisions of the Senior Loan Documents on Borrower’s part to be performed and (ii) all defaults under the Senior Loan which remain uncured as of the date of such acquisition have been cured by such Qualified Transferee or waived by Senior Lender except for defaults that are not susceptible of being cured by such

Qualified Transferee; provided, further, that such defaults which are not susceptible of being cured do not materially impair the value, use or operation of the Premises. Notwithstanding any contrary or inconsistent provision of this Agreement, the Senior Loan Documents or the Mezzanine Loan Documents, no acquisition or other fee or similar charge shall be due in connection with such Qualified Transferee’s acquisition of any interest in Borrower or the Premises as the result of an Equity Collateral Enforcement Action or assignment in lieu of foreclosure or other negotiated settlement in lieu of any of the foregoing.

(c) So long as no Continuing Senior Loan Event of Default exists, all funds held and applied pursuant to the Senior Loan Cash Management Agreement, shall continue to be applied pursuant thereto and shall not be applied by Senior Lender to prepay outstanding principal balance of the Senior Loan.

Section 12. No Actions; Restrictive Provisions. Senior Lender consents to Mezzanine Lender’s right, pursuant to the Mezzanine Loan Documents, under certain circumstances, to cause the termination of the Manager. In the event both Mezzanine Lender and Senior Lender shall have such rights at any time, and Senior Lender shall fail to exercise such rights, Mezzanine Lender may exercise such rights, provided such exercise may be superseded by any subsequent exercise of such rights by Senior Lender pursuant to the Senior Loan Documents provided such Manager is a Qualified Manager. Upon the occurrence of any event which would entitle Mezzanine Lender to cause the termination of the Manager pursuant to the Mezzanine Loan Documents, Mezzanine Lender shall have the right to select, or cause the selection, of a replacement property manager (including any asset manager) or leasing agent for the Premises, which replacement manager, asset manager and/or leasing agent shall either (a) be subject to Senior Lender’s reasonable approval and, if any Certificates are then outstanding, be subject to a Rating Agency Confirmation or (b) be a Qualified Manager. Notwithstanding anything in this Section 12 to the contrary, if a Continuing Senior Loan Event of Default (other than non-monetary Senior Loan Events of Default which are not susceptible of cure and which do not materially impair (as determined by Senior Lender in its reasonable discretion) the value, use or operation of the Premises or Senior Lender’s lien thereon) then exists or any other event shall have occurred pursuant to which Senior Lender has the right to select any replacement manager, asset manager and/or leasing agent pursuant to the Senior Loan Documents, Senior Lender shall have the sole right to select any replacement manager, asset manager and/or leasing agent, whether or not a new manager or agent was retained by Mezzanine Lender, provided that, with respect to any replacement manager, such replacement manager is a Qualified Manager. Notwithstanding the foregoing, in the event that both Senior Lender and Mezzanine Lender have the right to select any replacement manager or asset manager at the same time, Senior Lender shall not, without the consent of Mezzanine Lender (which consent shall not be unreasonably withheld, conditioned or delayed), select any such replacement manager or asset manager other than a Qualified Manager.

Section 13. Right to Purchase Senior Loan.

(a) If the Senior Loan has been accelerated, any Enforcement Action has been commenced and is continuing under the Senior Loan Documents or, in the event that the Senior Loan or any interest therein is included as an asset in a pool of mortgage loans in connection with a commercial Securitization and the Senior Loan is a “specially serviced mortgage loan”

under the applicable pooling and servicing agreement, trust and servicing agreement or similar agreement as a result of an Event of Default under the Senior Loan, or if the Senior Loan would be considered a “specially serviced mortgage loan” but for Mezzanine Lender’s cure of the Event(s) of Default in question (each of the foregoing, a “Purchase Option Event”), upon ten (10) Business Days prior written notice to Senior Lender (the “Purchase Option Notice”), Mezzanine Lender shall have the right to purchase, in whole but not in part, the Senior Loan for a price equal to the outstanding principal balance thereof, together with (but without duplication) all accrued and unpaid interest thereon from the Payment Date as to which interest was last paid in full up to and including the end of the Interest Accrual Period relating to the Payment Date next following the date the Loan Purchase Price is paid to Senior Lender and other amounts due thereon (including, without limitation, any late charges, default interest, exit fees, advances and post-petition interest but excluding any prepayment or yield maintenance fees, any late charges and default interest accruing as against Borrower in respect of any default on account of which Mezzanine Lender has effected a timely cure pursuant to this Agreement, any Protective Advances made by Senior Lender and any interest charged by Senior Lender on any advances for monthly payments of principal and/or interest on the Senior Loan (without duplication of any cure payments made by Mezzanine Lender) and/or on any Protective Advances, including all costs and expenses (including reasonable legal fees and expenses) actually incurred by Senior Lender in enforcing the terms of the Senior Loan Documents (the “Loan Purchase Price”). Concurrently with payment to Senior Lender of the Loan Purchase Price, Senior Lender shall deliver or cause to be delivered to Mezzanine Lender all Senior Loan Documents held by or on behalf of Senior Lender and will execute in favor of Mezzanine Lender or its designee assignment documentation, in form and substance reasonably acceptable to Mezzanine Lender, at the sole cost and expense of Mezzanine Lender to assign the Senior Loan and its rights under the Senior Loan Documents (without recourse, representations or warranties, except for representations as to the outstanding balance of the Senior Loan, as to Senior Lender’s not having assigned or encumbered its rights in the Loan, as to Senior Lender owning the Senior Loan and as to the assignment documentation’s having been duly authorized and being the legal, valid and binding obligation of Senior Lender). The right of Mezzanine Lender to purchase the Senior Loan shall survive any purchase of the Senior Loan by any other party; provided, however, that Mezzanine Lender may not deliver a Purchase Option Notice after the earlier of (i) the last scheduled date for the transfer of the Premises by foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure or (ii) if a Purchase Option Event ceases to exist.

(b) Mezzanine Lender covenants not to enter into any agreement with Borrower or any Affiliate thereof to purchase all or any part of the Senior Loan pursuant to Section 13(a) hereof or in connection with any refinancing of the Senior Loan in any manner designed to avoid or circumvent the provisions of the Senior Loan Documents which require the payment of a prepayment fee or yield maintenance charge in connection with a prepayment of the Senior Loan by Borrower.

Section 14. Additional Understandings. For as long as the Mezzanine Loan remains outstanding:

(a) Notices of Transfer; Consent. Senior Lender promptly shall notify Mezzanine Lender if Borrower seeks or requests a release of the lien of the Senior Loan or seeks or requests Senior Lender’s consent to, or takes any action in connection with or in furtherance of, a sale or transfer of all or any material portion of the Premises, the granting of a further mortgage, deed of trust or similar encumbrance against the Premises, a prepayment or refinancing of the Senior Loan or any offer to purchase the Senior Loan by Borrower or any Affiliate of Borrower. In the event of a request by Borrower for Senior Lender’s consent to either (i) the sale or transfer of all or any material portion of the Premises or (ii) the granting of a further mortgage, deed of trust or similar encumbrance against the Premises, Senior Lender shall, if Senior Lender has the right to consent, obtain the prior written consent of Mezzanine Lender prior to Senior Lender’s granting of its consent or agreement thereto.

(b) Annual Budget. Mezzanine Lender shall have the right to approve the annual operating budget of Borrower in accordance with the terms of the Mezzanine Loan Documents. In the event Mezzanine Lender objects to any such proposed budget, Mezzanine Lender shall advise Senior Lender of such objections, along with its suggestions for changes, within ten (10) days after its receipt of such budget in accordance with the Mezzanine Loan Documents. Senior Lender agrees to consult with Mezzanine Lender with respect to such objections and suggestions but such consultation shall not be binding on either party hereto and Senior Lender and Mezzanine Lender shall retain all budget approval rights set forth in the Senior Loan Documents and the Mezzanine Loan Documents. Mezzanine Lender shall consent to any changes in the budget reasonably requested by Senior Lender.

(c) Consent Rights of Mezzanine Lender. If the Mezzanine Loan Documents contain any provision or requirement that Mezzanine Lender’s consent or approval be obtained for any act or determination by Borrower in connection with the leasing of the Premises or alterations to the Premises, to the extent that such consent or approval is also required by Senior Lender under the Senior Loan Documents, Mezzanine Lender hereby agrees that it shall advise Senior Lender of whether Mezzanine Lender objects to the requested consent or approval within the earlier to occur of (A) five (5) Business Days after its receipt of (i) a written request for a consent or approval from Mezzanine Borrower and (ii) delivery of all materials reasonably requested by Mezzanine Lender reasonably required to make a decision on such request and (B) two (2) Business Days prior to the date upon which Senior Lender is obligated to respond to Borrower with respect to such request for consent or approval. Provided that Senior Lender receives a notice of objection from Mezzanine Lender at least two (2) Business Days prior to the date, if any, upon which Senior Lender is obligated to respond to Borrower with respect to such request for consent or approval, Senior Lender shall consult with Mezzanine Lender with respect to any such consent or approval right of Mezzanine Lender but Mezzanine Lender shall have no right to approve or disapprove any decision of Senior Lender with respect to such request for consent or approval. Mezzanine Lender shall not unreasonably withhold, delay or condition its consent to such lease or alteration if Senior Lender approves such lease or alteration.

(d) Servicer; Central Account Bank. Senior Lender may elect to (i) appoint a Servicer or replace the existing Servicer, or (ii) change the Bank, provided that Senior Lender shall give Mezzanine Lender not less than two (2) Business Days’ prior written notice of any such change.

Section 15. Financing of Mezzanine Loan. Notwithstanding any other provision hereof, Senior Lender consents to Mezzanine Lender’s pledge (a “Pledge”) of the Mezzanine Loan and of the Separate Collateral to any entity which has extended a credit facility to

Mezzanine Lender that is a Qualified Transferee or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Loan Pledgee”), on the terms and conditions set forth in this Section 15, it being agreed that a financing provided by a Loan Pledgee to Mezzanine Lender (or an entity which owns, directly or indirectly, substantially all of the interests in Mezzanine Lender) that is secured by Mezzanine Lender’s interest in the Mezzanine Loan and that is structured as a repurchase arrangement, shall qualify as a Pledge hereunder, provided that (A) all applicable terms and conditions of this Section 15 are complied with and (B) such Loan Pledgee is a Qualified Transferee; provided that a Loan Pledgee which is not a Qualified Transferee may not take title to the Equity Collateral without a Rating Agency Confirmation. Upon written notice by Mezzanine Lender to Senior Lender that the Pledge has been effected and of the address for notice purposes of the Loan Pledgee, Senior Lender agrees to acknowledge receipt of such notice and thereafter agrees: (a) to give Loan Pledgee written notice of any default by Mezzanine Lender under this Agreement of which default Senior Lender has actual knowledge; (b) to allow Loan Pledgee a period of ten (10) days (in respect of a monetary default) and a period of thirty (30) days (in respect of a non-monetary default) to cure a default by Mezzanine Lender in respect of its obligations to Senior Lender hereunder, but Loan Pledgee shall not be obligated to cure any such default; (c) that no amendment, modification, waiver or termination of this Agreement shall be effective against Loan Pledgee without the written consent of Loan Pledgee, which consent shall not be unreasonably withheld; (d) that Senior Lender shall give to Loan Pledgee copies of any Senior Loan Default Notice simultaneously with the giving of same to Mezzanine Lender and accept any cure thereof by Loan Pledgee made in accordance with the provisions of Section 11 hereof as if such cure were made by Mezzanine Lender; (e) that Senior Lender shall deliver to Loan Pledgee such estoppel certificate(s) as Loan Pledgee shall reasonably request, provided that any such estoppel certificate(s) shall be in the form contemplated by Section 19 hereof or in such other form reasonably satisfactory to Senior Lender; and (f) that, upon written notice (a “Redirection Notice”) to Senior Lender by Loan Pledgee that Mezzanine Lender is in default, beyond applicable cure periods, under Mezzanine Lender’s obligations to Loan Pledgee pursuant to the applicable credit agreement between Mezzanine Lender and Loan Pledgee (which notice need not be joined in or confirmed by Mezzanine Lender), and until such Redirection Notice is withdrawn or rescinded by Loan Pledgee, Senior Lender shall remit to Loan Pledgee and not to Mezzanine Lender, any payments that Senior Lender would otherwise be obligated to pay to Mezzanine Lender from time to time pursuant to this Agreement, any Mezzanine Loan Document or any other agreement between Senior Lender and Mezzanine Lender that relates to the Senior Loan. Mezzanine Lender hereby unconditionally and absolutely releases Senior Lender from any liability to Mezzanine Lender on account of Senior Lender’s compliance with any Redirection Notice believed by Senior Lender to have been delivered by Loan Pledgee. Loan Pledgee shall be permitted to fully exercise its rights and remedies against Mezzanine Lender, and realize on any and all collateral granted by Mezzanine Lender to Loan Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law. In such event, Senior Lender shall recognize Loan Pledgee (and any transferee which is also a Qualified Transferee at any foreclosure or similar sale held by Loan Pledgee or any transfer in lieu of such foreclosure), and its successors and assigns, as the successor to Mezzanine Lender’s rights, remedies and obligations under this Agreement and the Mezzanine Loan Documents and any such Loan Pledgee or Qualified Transferee shall assume in writing the obligations of Mezzanine Lender hereunder accruing from and after such Transfer and agrees to be bound by the terms and provisions hereof (it being agreed that, notwithstanding anything contained herein to the contrary, such Loan Pledgee shall not be required to so assume Mezzanine Lender’s obligations hereunder prior to such realization on such collateral). The rights of Loan Pledgee under this Section 15 shall remain effective unless and until Loan Pledgee shall have notified Senior Lender in writing that its interest in the Mezzanine Loan has terminated.

Section 16. Intentionally Omitted.

Section 17. Obligations Hereunder Not Affected.

(a) All rights, interests, agreements and obligations of Senior Lender and Mezzanine Lender under this Agreement shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Senior Loan Documents or the Mezzanine Loan Documents or any other agreement or instrument relating thereto;

(ii) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to or departure from any guaranty, for all or any portion of the Senior Loan or the Mezzanine Loan;

(iii) any manner of application of collateral, or proceeds thereof, to all or any portion of the Senior Loan or the Mezzanine Loan, or any manner of sale or other disposition of any collateral for all or any portion of the Senior Loan or the Mezzanine Loan or any other assets of Borrower or Mezzanine Borrower or any other Affiliates of Borrower;

(iv) any change, restructuring or termination of the organizational structure or existence of Borrower or Mezzanine Borrower or any other Affiliates of Borrower; or

(v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower, Mezzanine Borrower or a subordinated creditor or a senior lender subject to the terms hereof.

(b) This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any portion of the Senior Loan is rescinded or must otherwise be returned by Senior Lender or Mezzanine Lender upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

Section 18. Notices. All notices, demands, requests, consents, approvals or other communications required, permitted, or desired to be given hereunder shall be in writing sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 18. Any such notice, demand, request, consent, approval or other communication shall be deemed to have been received: (a) three (3) Business Days after the date mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day) and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

To Mezzanine Lender:

Wachovia Bank, National Association

Commercial Real Estate Services

8739 Research Drive URP 4, NC 1075

Charlotte, North Carolina 28262

Telecopy: (704) 374-6435

With a copy to:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attn: David J. Weinberger, Esq.

Telecopy: (212) 969-2900

To Senior Lender:

Wachovia Bank, National Association

Commercial Real Estate Services

8739 Research Drive URP 4, NC 1075

Charlotte, North Carolina 28262

Telecopy: (704) 374-6435

With a copy to:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Attn: David J. Weinberger, Esq.

Telecopy: (212) 969-2900

Section 19. Estoppel.

(a) Mezzanine Lender shall, within ten (10) days following a request from Senior Lender, provide Senior Lender with a written statement setting forth the then current outstanding principal balance of the Mezzanine Loan, the aggregate accrued and unpaid interest under the Mezzanine Loan, and stating whether to Mezzanine Lender’s knowledge any default or Event of Default exists under the Mezzanine Loan or under this Agreement.

(b) Senior Lender shall, within ten (10) days following a request from Mezzanine Lender or any Loan Pledgee, provide Mezzanine Lender or such Loan Pledgee with a written statement setting forth the then current outstanding principal balance of the Senior Loan, the aggregate accrued and unpaid interest under the Senior Loan, and stating whether to Senior Lender’s knowledge any default or Event of Default exists under the Senior Loan or under this Agreement. Senior Lender shall not be required to give more than two (2) such written statements per year.

Section 20. Further Assurances. So long as all or any portion of the Senior Loan and the Mezzanine Loan remains unpaid and the Senior Mortgage encumbers the Premises, Mezzanine Lender and Senior Lender will each execute, acknowledge and deliver in recordable form and upon demand of the other, any other instruments or agreements reasonably required in order to carry out the provisions of this Agreement or to effectuate the intent and purposes hereof.

Section 21. No Third Party Beneficiaries; No Modification. The parties hereto do not intend the benefits of this Agreement to inure to Borrower, Mezzanine Borrower or any other Person. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change is sought. If any Certificates are outstanding, this Agreement shall not be amended unless a Rating Agency Confirmation has been obtained with respect to such amendment.

Section 22. Successors and Assigns. This Agreement shall bind all successors and permitted assigns of Mezzanine Lender and Senior Lender and shall inure to the benefit of all successors and permitted assigns of Senior Lender and Mezzanine Lender.

Section 23. Counterpart Originals. This Agreement may be executed in counterpart originals, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

Section 24. Legal Construction. In all respects, including, without limitation, matters of construction and performance of this Agreement and the obligations arising hereunder, this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements intended to be wholly performed within the State of New York.

Section 25. No Waiver; Remedies. No failure on the part of Senior Lender or Mezzanine Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 26. No Joint Venture. Nothing provided herein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between or among any of the parties hereto.

Section 27. Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference, and are not and shall not be deemed to be a part hereof.

Section 28. Conflicts. In the event of any conflict, ambiguity or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any of the Senior Loan Documents or the Mezzanine Loan Documents, the terms and conditions of this Agreement shall control.

Section 29. No Release. Nothing herein contained shall operate to (a) release Borrower from (x) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Senior Loan Documents or (y) any liability of Borrower under the Senior Loan Documents or (b) release Mezzanine Borrower from (x) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Mezzanine Loan Documents or (y) any liability of Mezzanine Borrower under the Mezzanine Loan Documents.

Section 30. Continuing Agreement. This Agreement is a continuing agreement and shall remain in full force and effect until the earliest of (a) payment in full of the Senior Loan, (b) transfer of the Premises by foreclosure of the Senior Mortgage or the exercise of the power of sale contained therein or by deed-in-lieu of foreclosure, (c) transfer of title to Mezzanine Lender of the Separate Collateral, or (d) payment in full of the Mezzanine Loan, at which point this Agreement will terminate; provided, however, that any rights or remedies of either party hereto arising out of any breach of any provision hereof occurring prior to such date of termination shall survive such termination.

Section 31. Severability. In the event that any provision of this Agreement or the application hereof to any party hereto shall, to any extent, be invalid or unenforceable under any applicable statute, regulation, or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Agreement and the application of any such invalid or unenforceable provisions to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall same affect the validity or enforceability of any other provision of this Agreement.

Section 32. Expenses.

(a) To the extent not paid by Borrower or out of or from any collateral securing the Senior Loan which is realized by Senior Lender, Mezzanine Lender agrees upon demand to pay to Senior Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Senior Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Senior Lender against Mezzanine Lender hereunder to the extent that Senior Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Mezzanine Lender to perform or observe any of the provisions hereof.

(b) To the extent not paid by Mezzanine Borrower out of or from any collateral securing the Mezzanine Loan which is realized by Mezzanine Lender, Senior Lender agrees upon demand to pay to Mezzanine Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Mezzanine Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Mezzanine Lender against Senior Lender hereunder to the extent that Mezzanine Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Senior Lender to perform or observe any of the provisions hereof.

Section 33. Injunction. Senior Lender and Mezzanine Lender each acknowledge (and waive any defense based on a claim) that monetary damages are not an adequate remedy to redress a breach by the other hereunder and that a breach by either Senior Lender or Mezzanine Lender hereunder would cause irreparable harm to the other. Accordingly, Senior Lender and Mezzanine Lender agree that upon a breach of this Agreement by the other, the remedies of injunction, declaratory judgment and specific performance shall be available to such non-breaching party.

Section 34. Mutual Disclaimer.

(a) Each of Senior Lender and Mezzanine Lender are sophisticated lenders and/or investors in real estate and their respective decisions to enter into the Senior Loan and the Mezzanine Loan are based upon their own independent expert evaluation of the terms, covenants, conditions and provisions of, respectively, the Senior Loan Documents and the Mezzanine Loan Documents and such other matters, materials and market conditions and criteria which each of Senior Lender and Mezzanine Lender deem relevant. Each of Senior Lender and Mezzanine Lender has not relied in entering into this Agreement, and respectively, the Senior Loan, the Senior Loan Documents, the Mezzanine Loan or the Mezzanine Loan Documents, upon any oral or written information, representation, warranty or covenant from the other, or any of the other’s representatives, employees, Affiliates or agents other than the representations and warranties of the other contained herein. Each of Senior Lender and Mezzanine Lender further acknowledges that no employee, agent or representative of the other has been authorized to make, and that each of Senior Lender and Mezzanine Lender have not relied upon, any statements, representations, warranties or covenants other than those specifically contained in this Agreement. Without limiting the foregoing, each of Senior Lender and Mezzanine Lender acknowledges that the other has made no representations or warranties as to the Senior Loan or the Mezzanine Loan or the Premises (including, without limitation, the cash flow of the Premises, the value, marketability, condition or future performance thereof, the existence, status, adequacy or sufficiency of the leases, the tenancies or occupancies of the Premises, or the sufficiency of the cash flow of the Premises, to pay all amounts which may become due from time to time pursuant to the Senior Loan or the Mezzanine Loan).

(b) Each of Senior Lender and Mezzanine Lender acknowledges that the Senior Loan and the Mezzanine Loan are distinct, separate transactions and loans, separate and apart from each other.

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IN WITNESS WHEREOF, Senior Lender and Mezzanine Lender have executed this Agreement as of the date and year first set forth above.

SENIOR LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Authorized Signatory
Name: Title:

MEZZANINE LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Authorized Signatory
Name: Title: